Exhibit 99.1

February 7, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its 12 and 52 weeks ended December 29, 2012. Sales for the quarter increased 14.7% to $749.4 million and for the year sales increased 9.8% to $3.05 billion. Diluted EPS for the quarter was $0.28, up 64.7%. For the year, diluted EPS was up 8.9% to $0.98; adjusted for one-time charges in both years, 2012 diluted EPS was $1.03, up 7.3% compared to $0.96 in 2011. Other highlights include:

•	EBITDA margin, excluding one-time charges, was 11.5% for the quarter and 10.9% for the year;

•	Operating margin (EBIT), excluding one-time charges, improved to 8.0% in the quarter and was up slightly for the year;

•	Gross margin for the quarter and year were 47.9% and 46.9%, respectively;

•	Volume increased 10.3% in the quarter and 2.1% for the year;

•	Net price/mix for the quarter was negative 2.0% and positive 1.5% for the year;

•	Acquisitions contributed 6.4% of the quarter’s sales and 6.2% of 2012 total sales;

•	The Lepage Bakeries acquisition met expectations for sales and earnings;

•	Nature’s Own brand reached approximately $974 million in annual retail sales and became the nation’s best-selling bread brand; and

•

Specific guidance for 2013 is delayed pending the outcome of possible acquisitions. However, the company said results for 2013 are expected to meet or exceed long-term goals, excluding one-time charges.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “The year 2012 was eventful for Flowers Foods and for our industry. We cycled our acquisition of Tasty Baking in the second quarter, acquired Lepage Bakeries in the third quarter, and announced an agreement to acquire the rights to Sara Lee and Earthgrains brands in California in the fourth quarter. In mid-November, our industry experienced another major change when Hostess Brands exited the marketplace. Our team rallied to meet the needs of new and existing customers as they felt the impact of Hostess’ sudden departure. Our fourth quarter results show the benefit to sales and earnings that resulted from our team’s outstanding efforts to serve our customers.

“The marketplace remains in flux as the industry awaits the outcome of Hostess’ bankruptcy proceedings and the resulting auctions of assets. We are delaying offering specific guidance for 2013 until we have more clarity regarding the Hostess situation as well as our pending transaction for the Sara Lee and Earthgrains brands in California,” he continued.

“Our team continues to execute well on our operating strategies and we do anticipate that sales and earnings for 2013 will meet or exceed our long-term objectives for 5% to 10% sales growth and double-digit earnings per share growth, excluding one-time charges,” Deese said.

On January 11, 2013, the company announced an agreement with Hostess to be the stalking horse bidder in the bankruptcy process for certain Hostess bread bakeries and bread brands. A competitive auction is scheduled for February 28, 2013, followed by a sale order hearing on March 5, 2013. If Flowers’ bids are ultimately approved by the court, the transactions will remain subject to regulatory clearance.

In November 2012, Flowers and Grupo Bimbo, S.A.B. de C.V. announced the U. S. Department of Justice had approved an agreement whereby Flowers would acquire certain assets and trademarks from BBU, Bimbo’s American subsidiary, primarily the Sara Lee and Earthgrains brands for sliced breads, buns, and rolls in the state of California. The transaction is set for completion on February 23, 2013 with respect to Southern California followed by a staged roll-out of the acquired brands in the remainder of the state. On January 29, 2013, Grupo Bimbo filed a motion with the U. S. District Court for the District of Columbia seeking to temporarily suspend the transaction. A hearing on this matter is scheduled for February 13, 2013.

Fourth Quarter 2012 Results

Fourth quarter sales increased 14.7% to $749.4 million from $653.6 million in last year’s fourth quarter. This increase was attributable to volume increases of 10.3%, partially offset by unfavorable net price/mix of 2.0%. Additionally, the Lepage Bakeries acquisition contributed 6.4% to sales. Dollar sales and volume increased across all channels. The largest volume increases were in the branded soft variety, branded white bread, branded buns and rolls, and foodservice categories.

Net income for the quarter was $38.6 million compared to $23.0 million in the fourth quarter of fiscal 2011. For the quarter, diluted earnings per share were $0.28, an increase of 64.7%, compared to $0.17 in last year’s fourth quarter.

Gross margin as a percentage of sales for the quarter was 47.9%, up 200 basis points compared to 45.9% in the fourth quarter of 2011. This increase was due primarily to higher sales volumes and improved manufacturing efficiencies.

For the quarter, selling, distribution, and administrative costs as a percent of sales were 36.5%, compared to 36.8% in the prior year. This decrease as a percent of sales was primarily attributable to our ability to leverage costs on increased sales.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s fourth quarter. Net interest expense was incurred during the quarter due to higher interest expense resulting from the issuance in the first quarter of this year of $400.0 million of senior notes. The majority of the proceeds from the notes were used for the Lepage transaction. The effective tax rate for the quarter was 31.1% compared to 37.7% in last year’s fourth quarter. This decrease was primarily due to positive discrete items in this year’s fourth quarter.

Operating income, also referred to as earnings before interest and taxes (EBIT), for the fourth quarter was $59.2 million, or 7.9% of sales compared to $36.6 million, or 5.6% of sales in last year’s fourth quarter. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the fourth quarter was $85.1 million, or 11.4% of sales compared $59.6 million, or 9.1% of sales for the fourth quarter of 2011. One-time costs related to acquisitions affected EBIT and EBITDA by $1.1 million, or 10 basis points as a percent of sales in the fourth quarter.

Segment Results

DSD (82% of Sales): During the quarter, the company’s direct store delivery (DSD) sales increased 13.9%, reflecting volume increases of 6.2% as well as a contribution of 7.7% from the Lepage acquisition. Net price/mix was relatively flat, quarter over quarter. Dollar sales and volume increased across all channels. The volume increases were primarily in the branded soft variety, branded white bread, branded buns and rolls, and fast food categories.

Operating income for the DSD segment was $59.2 million, or 9.6% of sales for the fourth quarter compared to $40.7 million, or 7.5% of sales in last year’s fourth quarter. This increase was due to the Lepage acquisition, increased sales volumes, and improved manufacturing efficiencies.

Warehouse (18% of Sales): Sales through warehouse delivery increased 18.5%, reflecting increased volume of 22.6% and negative net price/mix of 4.1%. The increased volume was primarily the result of increases in branded cake, foodservice, and vending.

Operating income for the warehouse segment was $12.8 million, or 9.5% of sales for the fourth quarter compared to $3.6 million, or 3.2% of sales in last year’s fourth quarter. This increase was due primarily to increased sales volume.

Cash Flow

During the fourth quarter, cash flow from operating activities was $34.7 million. The company invested $18.1 million in capital improvements and paid dividends of $22.1 million to shareholders during the quarter. The company also acquired 265,000 shares of its common stock under its share repurchase plan for $5.1 million.

Fiscal 2012 Results

Sales for fiscal 2012 increased 9.8% to $3.05 billion from the $2.77 billion reported for fiscal 2011. This increase consisted of increased volume of 2.1% and positive net price/mix of 1.5%. Additionally, the Tasty and Lepage acquisitions contributed 6.2% to sales. Price/mix and volume increased across all channels. The volume increase was driven by branded soft variety bread, branded cake, store brand bread, buns and rolls, and foodservice. These increases were partially offset by volume decreases in store brand cake.

Net income for the year was $136.1 million, compared to $123.4 million for fiscal 2011. Diluted earnings per share were $0.98 for fiscal 2012, compared to $0.90 reported for fiscal 2011. Excluding one-time costs of $6.2 million, net of tax, during fiscal 2012, diluted earnings per share were $1.03. This compares to diluted earnings per share of $0.96 in fiscal 2011, excluding one-time costs of $7.5 million, net of tax.

Gross margin as a percent of sales for the full year was 46.9%, relatively flat compared to last year. Higher ingredient costs as a percent of sales were offset by lower workforce-related costs as a percent of sales, production volume increases, and increased manufacturing efficiencies.

For the year, selling, distribution, and administrative costs as a percent of sales were 36.4%, compared to 36.7% in the prior year. One-time acquisition-related costs of $9.6 million negatively impacted selling, distribution and administrative costs 30 basis points as a percent of sales during 2012. During 2011, selling, distribution and administrative costs were negatively affected by one-time plant closure and acquisition-related costs of $8.3 million, or 30 basis points as a percent of sales. The company continues to effectively leverage its costs on increased sales volume.

Depreciation and amortization expenses for the year remained relatively stable as a percent of sales compared to last year. We incurred net interest expense for the year of $9.7 million, compared to net interest income of $2.9 million last year due to interest expense incurred on the $400.0 million senior notes. The effective tax rate for the year was 34.8%, compared to 35.7% last year. This decrease was due primarily to favorable discrete items in 2012.

EBIT for the year was $218.5 million, or 7.2% of sales compared to $189.0 million, or 6.8% of sales last year. During 2012, EBIT was negatively affected by one-time costs related to acquisitions of $9.6 million, or 30 basis points as a percent of sales. During 2011, EBIT was negatively affected by one-time plant closure and acquisition-related costs of $11.2 million, or 40 basis points as a percent of sales.

EBITDA for the year was $321.2 million, or 10.5% of sales as compared to $283.7 million, or 10.2% of sales last year. During 2012, EBITDA was negatively affected by one-time costs related to acquisitions of $9.6 million, or 30 basis points as a percent of sales. During 2011, EBITDA was negatively affected by one-time plant closure acquisition-related costs of $10.6 million, or 40 basis points as a percent of sales.

Conference Call

Flowers Foods will broadcast its fourth quarter and full year 2012 conference call over the Internet at 8:30 a.m. (Eastern) on February 7, 2013. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is the second-largest producer and marketer of packaged bakery foods for retail and foodservice customers in the United States with 2012 sales of $3.05 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. These products are sold through a direct-store-delivery network with access to approximately 70% of the U.S. population in the East, Northeast, South, and Southwest, as well as in certain markets in California. Select Flowers products are sold nationwide through customers’ delivery systems. Among the company’s top brands are Nature’s Own and Tastykake. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA excludes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measures of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	12/29/12	12/31/11	12/29/12	12/31/11
Sales	$749,442	$653,566	$3,046,491	$2,773,356
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	390,666	353,350	1,617,810	1,473,201
Selling, distribution and administrative expenses	273,651	240,650	1,107,480	1,016,491
Depreciation and amortization	25,939	22,932	102,690	94,638

Income from operations (EBIT)	59,186	36,634	218,511	189,026
Interest (expense) income, net	(3,212)	317	(9,739)	2,940

Income before income taxes (EBT)	55,974	36,951	208,772	191,966
Income tax expense	17,407	13,913	72,651	68,538

Net income	$38,567	$23,038	$136,121	$123,428

Net income per diluted common share	$0.28	$0.17	$0.98	$0.90

Diluted weighted average shares outstanding	139,605	137,056	138,449	136,881

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	12/29/12	12/31/11	12/29/12	12/31/11
Sales:
Direct-Store-Delivery	$614,899	$540,046	$2,508,856	$2,265,244
Warehouse Delivery	134,543	113,520	537,635	508,112

	$749,442	$653,566	$3,046,491	$2,773,356

EBITDA:
Direct-Store-Delivery	$80,840	$59,010	$317,486	$277,626
Warehouse Delivery	16,877	8,117	54,497	47,119
Flowers Foods	(12,592)	(7,561)	(50,782)	(41,081)

	$85,125	$59,566	$321,201	$283,664

Depreciation and Amortization:
Direct-Store-Delivery	$21,606	$18,275	$84,290	$74,378
Warehouse Delivery	4,127	4,519	18,267	19,768
Flowers Foods	206	138	133	492

	$25,939	$22,932	$102,690	$94,638

EBIT:
Direct-Store-Delivery	$59,234	$40,735	$233,196	$203,248
Warehouse Delivery	12,750	3,598	36,230	27,351
Flowers Foods	(12,798)	(7,699)	(50,915)	(41,573)

	$59,186	$36,634	$218,511	$189,026

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

12/29/12
Assets
Cash and Cash Equivalents	$13,275

Other Current Assets	442,389

Property, Plant & Equipment, net	725,836

Distributor Notes Receivable (includes $15,758 current portion)	118,481

Other Assets	44,558

Cost in Excess of Net Tangible Assets, net	658,281

Total Assets	$2,002,820

Liabilities and Stockholders’ Equity
Current Liabilities	$289,933

Bank Debt (includes $67,500 current portion)	178,000

Senior Notes due 2022	399,111

Other Debt and Capital Leases (includes $4,496 current portion)	29,901

Other Liabilities	247,255

Stockholders’ Equity	858,620

Total Liabilities and Stockholders’ Equity	$2,002,820

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 52 Week Period Ended
	12/29/12	12/29/12
Cash flows from operating activities:
Net income	$38,567	$136,121
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	30,409	144,854
Changes in assets and liabilities	(34,325)	(64,095)

Net cash provided by operating activities	34,651	216,880

Cash flows from investing activities:
Purchase of property, plant and equipment	(18,071)	(67,259)
Acquisitions net of cash acquired	(50)	(318,476)
Other	(2,221)	298

Net cash disbursed for investing activities	(20,342)	(385,437)

Cash flows from financing activities:
Dividends paid	(22,063)	(86,489)
Exercise of stock options	4,769	13,881
Excess windfall tax benefit related to share-based payment awards	774	2,318
Payments for debt issuance costs	(5)	(3,882)
Payments of financing fees	(558)	(558)
Stock repurchases	(5,139)	(18,726)
Change in bank overdraft	3,397	6,684
Proceeds from debt borrowings	303,300	1,482,481
Debt and capital lease obligation payments	(299,646)	(1,221,660)

Net cash (disbursed for) provided by financing activities	(15,171)	174,049

Net (decrease) increase in cash and cash equivalents	(862)	5,492
Cash and cash equivalents at beginning of period	14,137	7,783

Cash and cash equivalents at end of period	$13,275	$13,275

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income per diluted common share	$0.28	$0.17	$0.98	$0.90
Acquisition costs and plant closure costs	—	—	0.05	0.06

Adjusted net income per diluted common share	$0.28	$0.17	$1.03	$0.96

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Sales	$749,442	$653,566	$3,046,491	$2,773,356
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	390,666	353,350	1,617,810	1,473,201

Gross Margin excluding depreciation and amortization	358,776	300,216	1,428,681	1,300,155
Less depreciation and amortization for production activities	17,614	15,781	69,912	65,271

Gross Margin	$341,162	$284,435	$1,358,769	$1,234,884

Depreciation and amortization for production activities	$17,614	$15,781	$69,912	$65,271
Depreciation and amortization for selling, distribution and administrative activities	8,325	7,151	32,778	29,367

Total depreciation and amortization	$25,939	$22,932	$102,690	$94,638

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$38,567	$23,038	$136,121	$123,428
Income tax expense	17,407	13,913	72,651	68,538
Interest expense (income), net	3,212	(317)	9,739	(2,940)
Depreciation and amortization	25,939	22,932	102,690	94,638

EBITDA	85,125	59,566	321,201	283,664
Acquisition costs and plant closure costs	1,085	(541)	9,560	10,654

Adjusted EBITDA	$86,210	$59,025	$330,761	$294,318

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Adjusted EBITDA	$86,210	$59,025	$330,761	$294,318
Adjustments to reconcile net income to net cash provided by operating activities	4,470	13,254	42,164	(24,861)
Changes in assets and liabilities and pension contributions	(34,325)	(19,719)	(64,095)	(58,915)
Income taxes	(17,407)	(13,913)	(72,651)	(68,538)
Interest (expense) income, net	(3,212)	317	(9,739)	2,940
Acquisition costs and plant closure costs	(1,085)	541	(9,560)	(10,654)

Cash Flow From Operations	$34,651	$39,505	$216,880	$134,290

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
EBIT	$59,186	$36,634	$218,511	$189,026
Acquisition costs and plant closure costs	1,085	(541)	9,560	11,220

Adjusted EBIT	$60,271	$36,093	$228,071	$200,246

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 12/29/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	6.2%	0.0%	7.7%	13.9%

Warehouse Delivery	22.6%	-4.1%	0.0%	18.5%

Total Flowers Foods	10.3%	-2.0%	6.4%	14.7%

For the 52 Week Period Ended 12/29/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	1.5%	1.6%	7.7%	10.8%

Warehouse Delivery	3.6%	2.2%	0.0%	5.8%

Total Flowers Foods	2.1%	1.5%	6.2%	9.8%